Exhibit 99.2

Media Contact:

Alexa Auerbach, +1 312-696-6481 or alexa.auerbach@morningstar.com

FOR IMMEDIATE RELEASE

Gail Landis, a Founding Partner of Evercore Asset Management, LLC, Elected to Morningstar’s Board of Directors

CHICAGO, May 14, 2013—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced that Gail Landis has been elected to serve on its board of directors.

Landis was one of four founding partners of Evercore Asset Management, LLC that specialized in small- and mid-cap U.S. equities. At Evercore, she was responsible for all business development, client service, and marketing. Before joining Evercore, Landis was head of Americas distribution for Credit Suisse Asset Management, leading an 80-person team in both the institutional and retail businesses. She also held positions at Sanford C. Bernstein & Co., Inc. and its successor company, AllianceBernstein, as an equity analyst and senior portfolio manager before establishing the company’s consultant relations department.

“We are pleased to welcome Gail to our board of directors,” Joe Mansueto, chairman and chief executive officer of Morningstar, said. “Gail has had a 30-year career on Wall Street as an investor, business leader, and entrepreneur. Her experience on both the investing and business sides of asset management companies, as well as her work with institutional investors, will be valuable to us as we continue to expand our investment management business.”

Landis holds a bachelor’s degree from Boston University in East Asian studies and a master’s degree in business administration from New York University’s Stern School of Business. She currently serves on the board of directors of Pro Mujer, a women’s development and microfinance organization dedicated to alleviating poverty and empowering women micro-entrepreneurs in Latin America.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 422,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 9 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its registered investment advisor subsidiaries and has approximately $157 billion in assets under advisement and management as of March 31, 2013. The company has operations in 27 countries.

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